EXHIBIT 10.15



                                  MINNETRONIX
                                  Incorporated





                                   MINNETRONIX
                           DEVELOPMENT AND PRODUCTION
                                    AGREEMENT





                                                          1635 ENERGY PARK DRIVE
                                                              ST. PAUL, MN 55108
                                                                PH: 651.917.4060
                                                               FAX: 651.917.4066

                                                             WWW.MINNETRONIX.COM


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                      DEVELOPMENT AND PRODUCTION AGREEMENT

DEVELOPMENT AND PRODUCTION AGREEMENT ("Agreement") is made as of this 7th day of March, 2006 by and between Possis Medical, Inc. a Minnesota corporation ("Buyer"), and MINNETRONIX INC., 1635 Energy Park Drive St. Paul, MN 55108, a Minnesota Corporation ("Seller").

WHEREAS, Seller has special knowledge and expertise relating to the design and development of medical products; and is in the business of contract design and manufacturing of electronic, software, and mechanical assemblies and has the capability to manufacture the Buyer's product(s) described in exhibits ("Exhibits") attached hereto ("Product" or "Products") as well as to provide design, engineering, sustaining, manufacturing, test, and support services related to such Products ("Services"); and

WHEREAS, Buyer is in the business of manufacturing, distributing and selling medical devices and wishes to enter into a relationship during which Seller will provide Products and Services to Buyer; and

WHEREAS, Buyer wishes to retain Seller to perform certain services relating to the design, development and manufacture of one or more of Buyer's proprietary medical products which relate to mechanical thrombectomy, a means for the rapid, safe and effective removal of blood clots from native arteries and veins, as well as from synthetic and saphenous vein grafts.

WHEREAS, Buyer also wishes to obtain exclusive rights to all technology, know-how and inventions developed by Seller in connection with the services rendered pursuant to the Agreement and as it relates to each specific Product that should hereafter become the subject matter of this Agreement.

WHEREAS, Possis Medical, Inc., as Buyer and Minnetronix, Inc., as Seller desire to establish the terms of sale for all Products and Services now or hereafter purchased by Buyer from Seller during the term of this Agreement.


NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties mutually agree as follows:


1.0  AGREEMENT SCOPE

1.1 Application of Agreement. Buyer and Seller agree that all sales of Products and Services from Seller to Buyer made during the term of this Agreement shall be subject to the terms of this Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all previous proposals, negotiations, conversations or discussions, oral or written, between the parties related to this Agreement. If an amendment to this Agreement is contemplated, see Section 12.1. For individual service and production agreements made pursuant to this Agreement, see Section 1.2.

1.2 Products and Services. All separate sales of Products and Services from Seller to Buyer made during the term of this Agreement shall be defined by and referenced as addendum and affixed to this Agreement as exhibits. Such addenda shall contain a description of certain Product (or Products) and/or Service (or Services) (i.e. design services or sustaining engineering) being ordered, additional terms of pricing, purchase and sale that shall apply to the Services and/or Products specified in the exhibits. The parties may, from time to time, add additional services or new products by executing supplementary addenda. Services included in the Price for a given Product shall be individually specified in the Product Addendum.

1.3 Inconsistencies in Documents. In the event of any inconsistency or conflict between any of the documents described above and/or Purchase Orders (as defined below in Section 2.1). issued pursuant to this Agreement, the following order of priority, listed here from the highest priority (a) to the lowest priority (f), in interpretation shall apply:

     (a)  Amendments or other modifications made to this Agreement.
     (b)  Exhibits of this Agreement.
     (c)  Product Specifications agreed to via Seller's ECO process.
     (d) Product Specifications provided to and agreed upon by Seller with the Purchase Order.
     (e)  Purchase Order (exclusive of any terms and conditions).
     (f)  This Agreement.

1.4 Product Development. Upon the request of Buyer, Seller shall assist Buyer with the development of the Products (the "Development Services"). The Development Services shall be specified by Buyer with respect to each Product

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and may include, but will not be limited to, assisting the Buyer with the design, development, quality and regulatory testing, clinical builds, equipment fabrication and manufacturing ramp-up plan regarding a Product, in each case as specified by Buyer with respect to such Product. Seller and Buyer shall conduct telephone calls or site visits as needed to review Seller's progress with respect to the Development Services pertaining to the assigned Products. Each telephone call or site visit shall review the current status of the design and development with respect to such Product, estimated progress to be made over a defined interval, problems encountered, proposed solutions to identified problems and the effect, if any, on the agreed upon timeline for such Product. Seller and Buyer will agree upon a design freeze prior to proceeding with manufacturing.

1.5 Manufacturing of Products. Seller hereby agrees to manufacture and sell to Buyer, and Buyer will purchase from Seller, such quantities of the Products for which Buyer may issue purchase orders under this Agreement, in accordance with all of the terms of this Agreement. Buyer will not be restricted from purchasing the Products from any other third party suppliers. Seller will manufacture the Products in accordance with the process and material specifications provided by Buyer with respect to each Product, as such specifications may be modified in writing by Buyer from time to time (the "Specifications").

     1.5.1 Specifications. Complete specifications required to inspect, manufacture, test, and ship the Products and the Components (as defined in Section 5.1) in a manner acceptable to the Buyer, including part numbers, revisions, bills of material and any other specifications applicable to Products ordered pursuant to this Agreement ("Specifications") will be supplied by Buyer or Buyer's agent and agreed upon in writing by Seller, or will be otherwise established and accepted by the Buyer and Seller via Seller's Engineering Change Order ("ECO") process. Neither the Seller nor the Product shall be expected or required to perform outside of the Specifications.

2.0  ORDER, DELIVERY, AND ACCEPTANCE

2.1 Purchase Orders. Buyer will order Products by issuing Seller properly authorized written, emailed, or facsimile documents specifying, and/or attaching items including: Products, Components, description, applicable part numbers, quantity, revision, delivery schedule, destination, shipping method, Specifications, special acceptance criteria (if any), unit price, and total authorized cost of the order ("Purchase Order"). The parties shall agree in writing on the Purchase Order, and the Specifications contained thereon, in accordance with Section 1.5.1 above, prior to the commencement of any work related to such Purchase Orders. Provided that such Purchase Order and Specifications are acceptable to Seller, Seller shall manufacture for Buyer, assemblies and subassemblies, as identified in Purchase Orders.

2.2 Commencement. Commencement of work related to this Agreement or related to Purchase Orders is done so under the terms of this Agreement. Any additional or different terms from Buyer sent together with Purchase Orders or otherwise sent to Seller or from Seller to Buyer shall be excluded unless signed by both parties as an Amendment or an Exhibit to this Agreement. 2.3 Packaging. Seller shall prepare and pack Products in accordance with Buyer's Specifications. Costs for Product preparation, and packaging are not included in the Price unless specified as part of the Product part number ordered by Buyer. Costs for crating, palletizing, and/or bulk packaging are not included in the Price for Product unless otherwise specified in the relevant Product addendum (or specified a "Development Services Addendum" if a pre-production unit(s) is to be shipped). 2.4 Shipping. Shipping terms are FOB Seller's facility. Seller shall select freight carrier of its choosing unless otherwise specified by Buyer. Seller will ship the products in a manner that will protect such products during shipping and handling. Each shipment will include the information specified by an addendum or engineering change order. 2.5 Delivery. The Purchase Order shall specify requested delivery dates. Seller shall ship products with appropriate lead-time such that Products arrive at the Buyer's dock on or reasonably around the requested dates. Any extension in time of delivery date at the request of a Party to whom the delay is not attributable shall be reasonably honored by the other Party.

3.0  QUALITY SYSTEMS, REGULATORY, AND AGENCIES

3.1 Quality Systems Requirements. Seller will establish and maintain formal quality systems and processes that are compliant with the FDA's Quality System Regulation ("QSR") and ISO 13485. Such systems and processes will be provided and maintained by Seller. Any and all special quality system requirements for the Products shall be provided by or agreed to by Buyer via Specifications for the Product or as subsequently changed via Seller's Engineering Change Order process, in writing, at the time of Purchase Order. Seller will inform Buyer and obtain prior approval for any changes to be made that can affect the quality of the Products (hereafter referenced as "major revision; for "major revision" defined see Section 5.2 below").

3.2 Buyer Audit Rights. Seller agrees that Buyer or any of its duly authorized representatives shall have access to and the right to reasonably perform routine audits on any pertinent design, manufacturing, or quality systems or processes,

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and associated documentation provided that Buyer shall provide Seller with 5 working days prior notification. Buyer and Seller shall incur all of its' own costs in connection with routine audits.

3.3 Quality System Records. Seller shall keep all records pertaining to its obligations set forth hereunder including, but not limited to, Device Master Records and Device History Records on the Products in accordance with the Seller's Quality System, the QSR and ISO 13485 standards for the period specified in the Exhibits. Seller shall notify Buyer in writing of its intention to destroy such documents and must receive written permission the Buyer prior to destruction of records. Each party shall make available such records to the other party.

3.4 Traceability. Seller will provide serial traceability to the Product and lot or serial traceability to selected Components for Product as agreed to by Buyer and Seller in accordance with Section 5.1.

3.5 Corrective and Preventive Action. A corrective and preventive action system will be managed and maintained by Seller as necessary to meet the requirements of the QSR and ISO 13485 or otherwise as a Seller of Products to Buyer in accordance with Section 3.3.

3.6 Disposition of Non-Conforming Material. Seller shall request in writing Buyer's approval for any "Use-as-is" dispositions. Seller shall make available for review all non-conforming material reports and rework activities for the Product to the Buyer.

3.7 Regulatory Responsibility. Buyer shall be responsible for all FDA and other applicable international (e.g., MDD, CMDCAS, etc.) regulatory reporting and registration, regulatory submissions, Product performance monitoring, complaint handling, and field service. Buyer shall notify Seller of customer complaints related to the work performed by the Seller, and any Medical Device Reports or vigilance reports that are submitted to the FDA or other international regulatory agencies regarding the Products within 10 business days of their notification or submission. Seller agrees to cooperate, support and investigate such matters as requested by Buyer. Seller shall be responsible for maintaining FDA registration for the facility that manufactures the Products.

3.8 Agencies. If Buyer seeks regulatory or safety agency approval for its Product, into which Seller's Product is incorporated, Seller agrees to cooperate and fully support Buyer as requested. Seller will cooperate with agency inspections (e.g., UL, CSA, etc.) relating specifically to the Products. The costs of Seller in cooperating and supporting Buyer's requests and agency inspections as well as any agency fees are borne in full by the Buyer.

3.9 Inquiries. If any governmental agency contacts Buyer or Seller to inquire about or investigate any Product manufactured by Seller, Buyer or Seller shall use its best efforts to give notice thereof to the other party within 24 hours of receipt of such contact.

4.0  DESIGN, PROCUREMENT, ASSEMBLY, AND TEST RESPONSIBILITY

4.1 Design Responsibility. Buyer shall be solely responsible for the design of the Products and for their safety and efficacy for the indications and intended uses. Buyer shall bear any financial or other responsibility for Product deficiencies discovered by Buyer or Seller. It is Buyer's sole responsibility to review, validate, and approve the Product design, any prototype or pre-production unit that Seller provides, and to ensure that any resulting product is tested, manufactured, packaged, labeled (including adequate warnings), sold and/or used in a safe, careful, and effective manner. Buyer is also responsible for obtaining and maintaining FDA, UL, CE, CSA, FCC or any other necessary approvals. (See Section 7.5 below.)

4.2 Procurement, Assembly and Test Responsibility. Seller's procurement, assembly and test responsibility is limited to providing a Product that is "built to print" according to written Specifications provided to Seller by Buyer (and agreed upon by Seller) or as otherwise agreed to by Buyer via Seller's Engineering Change Order process. Seller agrees to perform additional Services as may be needed from time to time as requested by Buyer.

4.3 Product Changes, Support and Sustaining Engineering. As requested by Buyer, Seller agrees to provide technical support and sustaining engineering services required to develop, design, engineer, test, support, and implement Product or process changes.

4.4 Engineering Changes. Buyer may from time to time direct that modifications be made to the design of the Products. Such modifications may originate with Buyer or may be recommended by Seller. Seller will make such modifications as soon as practicable upon receipt of such notice from Buyer and such modifications will be the property of Buyer in accordance with Section 9.2.1. Seller will inform Buyer and obtain prior approval for any changes to be made that can affect the quality of the Products.

         4.4.1 Engineering Change Orders (ECOs). Seller shall make no changes to the Device Master Record that is under the control of the Seller, as indicated in Section 3.3, where the change results in a "major revision," as specified by Section 5.2, of an assembly without prior approval of the Buyer. This approval will be indicated by the signature of the Buyer's authorized representative on the Seller's ECO. Seller shall provide copies of all ECOs related to the Product.
         4.4.2 Content of ECOs. The ECO submitted to POSSIS must minimally contain the following information: (1) List of items affected and their revision levels, (2) Description of change thorough enough to allow Possis to evaluate the proposed change, (3) Reason for change, (4) Description of solution and supporting test results for design changes,
         (5) Dispositioning and effectivity information, (6) Risk assessment including affects on risk documents and validations.

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4.5 Engineering Documents. Device Master Records (the "DMR") and Risk Management
documents will be controlled by the POSSIS or MINNETRONIX quality systems.

     POSSIS will control the following documents and provide latest released revisions as specified herein:

          Project Control Specifications - Customer, Product, and Engineering Specifications;

          Top-level Risk Management Documents - Clinical Effects Analysis (CEA), Design Failure Mode and Effects Analysis (dFMECA)

          Product Labeling Documents - Package Labeling Documents, Instructions for Use

          Finished Goods Device Specification and Receiving Inspection Procedure

     MINNETRONIX will control the following documents and make latest revisions accessible to Possis at any time, unless such processes or specifications are specifically MINNETRONIX protected and previously expressed as such in written documentation:

          Subassembly and component specifications. (Possis to be included in determining critical product or component characteristics)

          Procedures such as manufacturing procedures, test procedures, and receiving inspection procedures (that shall include verification of critical characteristics).

          Process risk documents - Process Failure Mode and Effect Analysis (pFMEAs)


5.0  COMPONENTS AND CONFIGURATION MANAGEMENT

5.1 Configuration Control. Seller will maintain source control on all parts, materials, subassemblies, and components used in connection with the manufacture of Products ("Components"), unless otherwise specified. Buyer will have access to bill of material ("BOM") data, inventory status, and production status as reasonably requested.

5.2 Product Revisions. Seller uses a product revision format that indicates different levels of product release. All revisions have a format of [major revision]-[minor revision]. Major revisions are indicated by decimals less than "1" (e.g., .01, .02, .5, etc.) prior to production release and are "001" or greater (e.g., 001, 002, etc.) after production release. Minor revisions start with alpha characters beginning at "a" after each major revision change and are incremented for each minor revision change (e.g., a, b, c, etc.). All Products provided at a revision less than 001-a (e.g., .01-a, .01-b, .5-a, etc.) shall be considered prototypes (or "Pre-Production Units"). All Products provided at a revision level of 001-a or higher (e.g., 001-a, 001-b, 002-a, etc.) shall be considered production units ("Production Units").

5.3 Component Scheduling. Seller shall maintain scheduling control over Components ordering and their delivery scheduling according to Seller's production scheduling processes. Seller will issue purchase orders, or otherwise place orders, for all Components to support Buyer's Purchase Orders throughout the term of the Agreement. Seller will commit to longer-term buys on an exception basis as reasonably requested by Buyer provided that all such requests are issued in writing to Seller by Buyer.

5.4 Components and other Parts Purchases. Seller agrees to sell sub-assemblies, Components, and other parts, from its inventory to Buyer, upon Buyer's reasonable request. Seller will quote a price, including any minimum quantity, to Buyer for such Components upon request by Buyer. All such sales are subject to the terms of this Agreement.5.5 Product Orders, Forecasts and Schedule Changes. Buyer will provide Purchase Order(s) representing a firm commitment for Products to be delivered as specified on the Purchase Order. In addition, Buyer shall provide forecasts to Seller, which reflect Buyer's Product(s) volume requirements over a 12-month period. Seller will make reasonable efforts to accommodate schedule change requests subject to Component availability and capacity at Seller's sole discretion. Aggressive schedule increases will be accommodated to the best of Seller's ability according to the terms of this Agreement. Seller may use forecasts to purchase long lead-time items and to achieve price breaks due to order size. Forecasts and Purchase Orders may be combined to make best effort purchasing decisions. Excess or scrap Components that occur as a result of Seller's best effort purchasing decisions are Buyer's responsibility in the event of an order cancellation, Product change, or production delay.

6.0  PRICES AND PAYMENT

6.1 Prices. The Price to be paid by Buyer for the Products and Services pursuant to this Agreement will be as mutually agreed by the Parties and as set forth in each addendum or amendment to an addendum.

6.2 Price Adjustments. The Price agreed to by the parties pursuant to Section
6.1 as it pertains to the manufacture of Products is in accordance with the applicable and stated Specifications of the Buyer for Products. In the event of an "engineering change" pursuant to Section 4.4 above, after the parties have agreed to the Price for a particular purchase order, Buyer shall be responsible in full for the expense thereof to be incurred by authorizing the engineering change and corresponding Price adjustment.

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6.3 Invoices and Payment. Seller will invoice Buyer upon shipment of the
Products hereunder for the amount payable by Buyer for such Products, or as otherwise agreed for development services and engineering changes. All such invoices will be due and payable in full within thirty (30) days from the date of invoice. Seller shall issue invoices to Buyer as Products are shipped from Seller's plant for the Price of shipped units and shipping costs, with a credit of any prepayment, downpayment, deposit, or allowance for Buyer-supplied products. For Services performed, Seller shall issue invoices to Buyer once per month, and with a credit of any prepayment, downpayment, or deposit.

6.4  Fee Definitions and Fees; Costs.

         6.4.1 Late Payment Fees. A late fee will be assessed to any overdue invoices. Such late fee shall be the lesser of a) 1.5%/month, or portion thereof, or b) the maximum amount permitted by law. In the event that payment is not made within 60 days after invoice date, Seller may cease all efforts on the Products and refer the account to a collection agency at its sole discretion. Buyer shall be responsible for any and all collections and attorneys' fees incurred relating to Seller's collection of funds owed by Buyer to Seller.

         6.4.2 Out-of-pocket Expenses. Buyer shall pay Seller for all reasonable out-of-pocket expenses, that Seller incurs in relation to the Services provided hereunder. Reasonable out-of-pocket expenses, shall include, but not be limited to, out-of-town air and ground travel, food, and lodging where applicable, and videoconference, internet meetings, hosted conference calls, supplier non-recurring charges, fees or surcharges, or other miscellaneous third party costs resulting from Seller's performance under this Agreement. Mileage reimbursement for personal vehicle use shall be at the current IRS rate per mile where Seller travels out-of-town by personal or company vehicle in relation to the Services provided hereunder.

         6.4.3 Expedite Costs. Seller shall be responsible for Seller's or Seller's suppliers' expedite costs incurred in order to meet the standard delivery schedule unless such expedite costs become necessary due to or are requested by Buyer. Any reasonable expedite costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

         6.4.4 Overtime Costs. Seller shall be responsible for Seller's overtime costs incurred in order to meet the standard delivery schedule unless such overtime costs become necessary due to or are requested by Buyer. Any reasonable overtime costs incurred by Seller due to or requested by Buyer shall be recharged to Buyer.

         6.4.5 G&A Fee. This fee covers Seller's costs for general and administrative efforts associated with various business issues including, but not limited to, purchasing, inspecting, providing warranty, inventorying, invoicing, storing, receiving, space, capitalizing, managing, and other overhead issues associated with the business relating to the items or issues to which the fee is applicable. This fee shall only be applied to costs incurred by Seller that are not included in the Price, but are otherwise covered by this Agreement and are being recharged to Buyer including, but not limited to, costs associated with Sections 3.8, 6.4.2, 6.4.3, and 6.4.4. The standard G&A fee shall be 25% of the amount to which to fee is applied.

         6.4.6 Storage Fee. In the event of a delay per Section 6.4.8, this fee covers the Seller's costs for the storage, maintenance, warranty, material handling, shrinkage, cycle counting, storage space, floor space and other overhead associated with the inventory as well as supplier management, discrepant material handling, purchasing efforts, reporting, tracking, and rescheduling associated with storing and managing inventory during a delay in production. The storage fee shall be 1.25% per month of actual costs associated with the Committed Inventory ("Storage Fee"). In the event that the Seller is holding Buyer-supplied or Buyer-owned inventory during the delay period, Buyer shall pay a 1.25%/month Storage Fee for those materials. "Committed inventory" means all purchases on hand for order fulfillment on a given purchase order whether purchased before or after receipt of a signed purchase order so long as the inventory was not available for any other use than performance on the Seller's obligations or pending obligations to the Buyer.

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          6.4.7 Maintenance Fee. In the event of a production delay per Section
          6.4.8, this fee covers the Seller's costs for the storage, maintenance, warranty extension, material handling, cost of capital, shrinkage, cycle counting, floor space, storage space and other overhead associated with the inventory as well as the supplier management, discrepant material handling, purchasing efforts, reporting, tracking and rescheduling associated with storing, owning, and managing inventory during a delay in production. The maintenance fee shall be 2.5%/month of actual costs associated with the Committed Inventory ("Maintenance Fee").
          6.4.8 Production Delays.
          In the event of production delays requested or caused by Buyer in excess of 30 days, Buyer shall, at Seller's sole discretion, pay to Seller during the delay period either (a) a standard inventory deposit and a 1.25%/month Storage Fee (as defined in Section 6.4.6), or (b) a 2.5%/month Maintenance Fee (as defined in Section 6.4.7).
               (1) Unless otherwise specified in an applicable Exhibit, the standard inventory deposit shall be in the amount of the value of the Component inventory, Component purchase orders, or other written commitments from Seller to Seller's suppliers purchased by or otherwise committed to by Seller as a result of Purchase Orders or product forecasts ("Committed Inventory") including Components received, or on non-cancelable, non-returnable or limited change purchase orders from Seller to Seller's suppliers for Components that will be received by Seller during the delay period.
               (2) The fee calculation shall be made using the applicable percentage from either (a) or (b) above multiplied by the average monthly value of the Committed Inventory held by Seller during the period to which the fee applies. This fee will be charged each month, or portion thereof, during the delay.
          In the event of production delays requested or caused by Buyer in excess of 90 days, Buyer shall purchase from Seller all Committed Inventory held at Seller during the period and pay a 1.25%/month Storage Fee until delivery of all Products or Committed Inventory from Seller to Buyer is made.

6.5 Other Costs. Other costs may be incurred for Products or additional Services provided by Seller in support of Buyer's Products as requested by Buyer. Costs shall be charged to Buyer based on materials costs, third party costs, or at the then-current rates of Seller's personnel. Such costs may include, but are not limited to, Services requested by Buyer as per the following Sections: 3.7 Regulatory Responsibilities; 3.8 Agencies; 4.2 Procurement, Assembly and Test Responsibility; 4.3 Product Changes, Support and Sustaining Engineering; 5.5 Product Orders, Forecasts, and Schedule Changes; 7.6 Recalls; 7.7.2 Decontamination; 7.7.3 Repairs; and 9.2 Technical Data and Intellectual Property Ownership.

6.6 Cancellation of Purchase Orders in Whole or in Part. In the event that Buyer wishes to cancel a Purchase Order or terminates the Agreement as per Section 11 et seq., the following terms shall apply to Committed Inventory purchased or committed to as a result of the Purchase Order or product forecasts (as described above in Sections 5.5) from Buyer.

         6.6.1 Expense recovery. Seller will make reasonable good faith efforts to return unneeded Components to its suppliers; and Buyer will be responsible for the following costs arising from Buyer's Purchase Order and subsequent cancellation: Seller's actual costs associated with non-returnable or non-cancelable Committed Inventory including Committed Inventory that has been rendered non-returnable due to work performed in accordance with this Agreement and associated Purchase Orders; Seller's actual costs associated with returnable or cancelable Committed Inventory; and Seller's cancellation fee of twenty (20) percent of the remaining Purchase Order value at the time of cancellation at Seller's sole discretion. See Section 6.4.6 above for the definition of "committed inventory."

         6.6.2 Seller's Actual Costs. Seller's actual costs typically include labor, overhead and other out-of-pocket expenses incurred in the purchasing, receiving, inspecting, testing, assembling, storing, counting, shipping, handling, canceling, returning, or otherwise managing or processing the Components and their suppliers.


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6.7 Cost Reduction. Buyer and Seller agree that the parties will share the benefits of any and all cost reduction efforts on a 70/30 split. The split will be allocated 70% to the originator of the cost reduction effort and 30% to the other party, via unit cost reduction, after Seller's implementation costs are recovered.

7.0  ACCEPTANCE, WARRANTY, RECALL, REPAIR AND REPLACEMENT

7.1 Acceptance of the Products. Buyer will have the right to reject any Product that does not conform to the Specifications on the Purchase Order. Within the ten (10) days after arrival of a shipment of the Products, Buyer (or its agent) will notify Seller in writing of its rejection of the unit(s) and state with specificity its reasons for rejection of said unit(s). Upon receipt of such notice from Buyer, Seller will promptly address the issue of non-conforming goods and remediate all issues of unmet specifications. The acceptance criteria for the Product shall be "conformance to the Specifications at the time of delivery." Any Products not rejected by Buyer pursuant to this Section 7.1 will be deemed accepted. In the event that there are additional acceptance criteria by Buyer, they must be specified on the Purchase Order at the time of the initial order in accordance with Sections 1.5.1 and 2.1.

7.2 Disclaimers of Warranty for Design and Engineering Services. All design services and any and all prototypes and pre-production units that Seller delivers are provided "as is" at the time of delivery. Every design necessarily involves individualized professional judgments, the results of which cannot be guaranteed. They do not meet regulatory standards for medical equipment or software and are not intended for human use unless specifically manufactured for that purpose and expressly indicated as such by Minnetronix to Client. Minnetronix disclaims all WARRANTIES EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE for its design services or engineering services deliverables (including but not limited to prototypes or pre-production units).

7.3 Third Party Warranties. In no event does the Manufacturer's Warranty for Product apply to any third party software or any other third party Components that are embedded or incorporated into the Products, provided that Seller shall assign to Buyer any warranties received from such third parties to the extent that Seller is permitted to make such assignments.

7.4 Exclusive and Limited Warranty for Production Units. Seller warrants to Buyer that Product, for a period to be specified in the Product Addendum, shall:
(a) conform in all respects to all of the Product Specifications; and (b) be free from all defects in materials and workmanship. THIS LIMITED WARRANTY IS EXCLUSIVE AND MINNETRONIX MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In the event of a breach of this warranty, MINNETRONIX will, at no charge to the Buyer, reprocess or repair any defective Products that reasonably can be reprocessed or repaired; or, in the event that the defective Products cannot reasonably be reprocessed or repaired, will replace such defective Products. All costs of shipment of the defective Products to Seller shall be borne by the Buyer. The costs of domestic ground shipment to the Buyer's facility for return of replacement or repaired devices to the Buyer will be borne by the Seller.

7.5 Buyer's Warrants Its Responsibilities. Unless otherwise specified herein, Buyer warrants it is Buyer's sole responsibility to test, qualify, verify, and validate the Product designs of any prototypes, or pre-production units Minnetronix provides and to ensure that Product is tested, manufactured, packaged, labeled (including adequate warnings), sold and/or used in a safe, careful, and efficacious manner. Buyer is also responsible for obtaining and maintaining UL, CSA, FCC or any other necessary approvals. Buyer is obligated to train and instruct its employees and any potential users of the Production units with regard to their safe and proper use. Buyer assumes all risks, both known and unknown, associated with the use, misuse, or loss of use of Products. Buyer warrants that Seller shall have no liability for any injury to the operator or subject of application of the Product regardless of the reason for the injury (including, but not limited to, inappropriate therapy, use, or Product malfunction).

7.6 Recalls. Each party will notify the other immediately and confirm such notice in writing if it obtains information indicating that any of the Products may have to be recalled, either by virtue of applicable law or good business judgment. The parties will assist each other in evaluating such information and will mutually agree with respect to the initiation of any recall, except that the parties will be obligated to initiate such recall if required by any governmental authority having jurisdiction in the matter (unless any such order is stayed upon appeal by the Buyer).

7.7 Repair and Replacement Service. All Products that the Buyer deems to be non-conforming shall be returned to Seller after acquiring and including a Seller's Return Material Authorization (RMA) number and paperwork indicating the details of the unit being returned with a serial or lot number and a description of the problem. An RMA number is available on request from the Minnetronix Quality Department.

         7.7.1 Shipping. Buyer shall pay for freight for Product return to Seller and Seller shall pay for freight for Product shipment back to Buyer if a warranty repair ensued. Seller shall use a shipping method of the same or better expediency to that which Buyer returned Product to Seller.

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         7.7.2 Decontamination. Buyer agrees to supply Seller with a Certificate of Decontamination along with all returned Product certifying that it is free of all toxic and biohazard materials. In the event, a third party vendor of decontamination services is to provide the Buyer's Certificate of Decontamination, Seller and Buyer are to provide joint authorization for such service.

         7.7.3 Repairs. In-warranty repairs shall be performed in accordance with Section 7.4. Seller agrees to perform out-of warranty depot repair, upgrade, and troubleshooting services as requested by Buyer. All repairs, troubleshooting, field upgrades, and field service work performed by Buyer will be at Buyer's sole expense.

8.0      Indemnity

8.1 Buyer's Indemnification. Buyer shall indemnify, defend, and hold harmless Seller and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys' fees and expenses) arising out of, relating to, or resulting from, directly or indirectly,

          (a) any breach or default in the performance by Buyer of any covenant or agreement of Buyer contained in this Agreement or any Exhibit hereto,

          (b) any act or omission of Buyer or its employees or agents that constitutes gross negligence, willful misconduct or actual fraud,

          (c) illness, injury or death to any person relating to or arising out of Buyer's performance of this Agreement,

          (d) damage to any real or tangible personal property relating to or arising out of Buyer's performance of this Agreement,

          (e) the provision, sale, use or other exploitation of the Products or any part thereof, or any products that incorporate the Products, which infringes or violates any patent, copyright, trademark, tradename, trade secret or any other proprietary right of any third party,

          (f) the testing, possession, provision, sale, use, operation or other exploitation of a Product or the testing, possession, provision, sale, use, operation or other exploitation of any of Buyer's products using or containing a Product or any other claims whatsoever by whomsoever relating to or arising out of the Product or Buyer's products that incorporate any aspect of the Services provided or Products sold hereunder, and

          (g) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing, provided that, Buyer's obligation to indemnify Seller hereunder shall apply only if:

          (a) Seller gives Buyer prompt notice after learning of any such claims or actions,

          (b) Buyer shall have exclusive control over the defense and settlement of any such claim or actions,

          (c) Seller shall not settle or compromise any such claims or actions without Buyer's prior written approval, and

          (d) Seller shall cooperate with Buyer in a defense and settlement of any claim, at Buyer's expense, provided that Buyer shall not be liable hereunder for any settlement or compromise negotiated by Seller unless Buyer agrees in writing to be so bound. If Seller provides notice of a claim in accordance with (a) above and is not notified within ten (10) days thereafter that Buyer intends to defend the claim, Seller shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.
The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the gross negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Seller or any of Seller's employees or agents.

8.2 Seller's Indemnification. Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, agents, successors and assigns from and against any and all losses, claims, actions, costs, liabilities, expenses, fines, damages, and other relief or penalties it or they may suffer (including, but not limited to, reasonable attorneys' fees and expenses) arising out of, relating to, or resulting from, directly or indirectly,

          (a) any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Exhibit hereto,

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          (b)  any act or omission of Seller or its employees or agents that constitutes gross negligence, willful misconduct or actual fraud,

          (c) illness, injury or death to any person relating to or arising out of Seller's performance of this Agreement except as to any such illness, injury or death arising out of or relating to Buyer's testing, possession, provision, sale, use, operation or other exploitation of the Products,

          (d) damage to any real or tangible personal property relating to or arising out of Seller's performance of this Agreement except as to any such damage arising out of or relating to Buyer's testing, possession, provision, sale, use, operation or other exploitation of the Products, and

          (e) any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing, provided that, Seller's obligation to indemnify Buyer hereunder shall apply only if:

          (a) Buyer gives Seller prompt notice after learning of any such claims or actions,

          (b) Seller shall have exclusive control over the defense and settlement of any such claim or actions,

          (c) Buyer shall not settle or compromise any such claims or actions without Seller's prior written approval, and

          (d) Buyer shall cooperate with Seller in a defense and settlement of any claim, at the Seller's expense, provided that the Seller shall not be liable hereunder for any settlement or compromise negotiated by the Buyer unless the Seller agrees in writing to be so bound. If the Buyer provides notice of a claim in accordance with (a) above and is not notified within ten (10) days thereafter that the Seller intends to defend the claim, Buyer shall be entitled to defend such claim, and settle or compromise such claim, subject to the indemnification provided for herein.
The foregoing indemnity shall not apply to the extent that such claims or actions for damages or other relief arise from the gross negligent acts or omissions, willful misconduct, breach of any terms or provisions of this Agreement by, or other unlawful conduct of, Buyer or any of Buyer's employees or agents.

9.0      INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

9.1 Confidential Information. Confidential Information ("Confidential Information") includes all information furnished to the receiving party relating to the business conducted or to be conducted by the disclosing party, including, but not limited to, information on markets, customers, products, software, source code, inventions, procedures, designs, financial status, plans, organization and general business strategy. Confidential Information includes information furnished in written or electronic format as well as any information that may be derived from review of Product samples, software or other assets. Confidential Information includes information disclosed before, on or after the date of this Agreement.

          (a) All Confidential Information shall remain the property of the disclosing party;

          (b) Each party shall keep Confidential Information received from the other party in confidence and trust and shall not use it for any purpose other than for the purposes of this Agreement; and

          (c) Neither party shall disclose Confidential Information of the other party to any third party without the prior express written consent of the other party regarding such intended disclosure.

          (d) Upon termination of this Agreement, either party may request the other party to return the Confidential Information that the other party has in its possession or control provided, however, that neither party will be obligated to deliver or destroy any Confidential Information that is in electronic format; rather, the parties will be permitted to retain such Confidential Information subject to the ongoing confidentiality terms and conditions of this Agreement.

         9.1.1 Exclusions from Confidential Information. Notwithstanding any other provision of this Agreement, information shall not be deemed Confidential Information hereunder if it:

          (a) is or becomes publicly known through no act or omission of the party receiving the information;

          (b) is information that the receiving party can demonstrate was in the receiving party's possession before disclosure by the disclosing party and was not acquired, directly or indirectly, from the disclosing party;

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          (c)  is obtained from a third party without obligation to the disclosing party and with a legal right to transmit the information; or

          (d) is required to be disclosed pursuant to law; provided, that the receiving party shall give prompt and prior written notice thereof to the disclosing party, and, that the receiving party shall give reasonable cooperation to the disclosing party to limit any public release of such information to the extent provided by law.

9.2 Technical Data and Intellectual Property Ownership. Buyer and Seller acknowledge that certain algorithms, know-how, ideas, designs, techniques, processes, concepts and the like (collectively, "Materials") may be used in the design, development, and manufacture of the Products.
         9.2.1 Ownership of Developed Materials. For all Materials developed by Seller for Buyer and for the Products as a result of this Agreement for which full consideration has been made ("Developed Materials"), and to the extent that Seller can transfer such ownership, Buyer shall own all rights (including all intellectual property rights) in and to the Developed Materials that Buyer reasonably considers to be a trade secret of, or otherwise patentable by, Buyer (the "Buyer Materials"). Buyer must notify Seller in writing of all Developed Materials that it reasonably considers to be Buyer Materials within 60 days after Buyer first receives delivery or notice of the same hereunder, and any such notice received by Seller after the applicable 60 day time period shall be void. The parties shall co-own (i.e., be free to use as if the sole owner without notice, accounting or payment of any kind to the other party) all rights in and to all Developed Materials that are not Buyer Materials. Buyer and Seller further acknowledge that certain Materials
                  (a) created by or for Seller prior to its beginning work for Buyer pursuant to this Agreement ("Preexisting Materials"),
                  (b) created by or for Seller in separate efforts at its own expense, even to the extent that such work is delivered or used in the performance of this Agreement,
                  (c) generally known or available to those skilled in the art, or (d) owned by third parties and licensed to Seller, collectively, shall be excluded from Developed Materials.

         9.2.2 Pre-Existing Materials. To the extent that Seller is legally able to do so and insofar as Buyer has made full consideration for work performed under this Agreement to Seller, Seller hereby grants to Buyer a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license to all Pre-existing Materials that may be included in the Products, in order for Buyer to use, import, sell and have sold the Products. Subject to the foregoing, Buyer shall own all rights (including all intellectual property rights) in and to the Products, and all related design information and documentation.

         9.2.3 Seller's Intellectual Property Duties. During the term of this Agreement it is contemplated that Seller may generate ideas, inventions, improvements or suggestions whether or not patentable ("Ideas") derived directly from Seller's performance hereunder. Provided that Buyer has made full consideration for work performed under this Agreement and is not otherwise in breach of this Agreement, Seller agrees to assign to Buyer in a form reasonably satisfactory to Buyer's counsel any Ideas whether made alone or in conjunction with others. Seller agrees to render assistance as Buyer may require to perfect such assignments and to publish, patent or protect such Ideas in any Patent Office or in litigation for the duration of this Agreement. In no way does the Seller warrant that developed materials or pre-existing materials are free from third party claims of infringement of intellectual property rights.

         9.2.4 Buyer's Copyright. Copyrightable materials that Seller develops in connection with this Agreement for which full consideration has been made shall be the property of Buyer. Seller assigns to and agrees to assign such copyrightable materials to Buyer and to sign any documents required by the copyright statutes of this or any other country. These copyrightable materials to be assigned to Buyer shall be deemed as works made for hire, unless applicable law requires otherwise.

         9.2.5 Security Interest. In the event that full consideration is not made under this Agreement, Buyer grants to Seller a security interest in Developed Materials to secure Buyer's commitments made in this Agreement. In such event, Buyer grants approval for Seller to take any and all necessary actions to fully secure that interest.

         9.2.6 Buyer's Inability to Make Payment in Full. In the event that full consideration is not made under this Agreement and Buyer ceases to conduct its operations in the normal course of business (including an inability to meet its obligations as they mature), or if any proceeding under the bankruptcy or insolvency laws are brought by or against Buyer or if a receiver is appointed to or applied for by Buyer, then Buyer shall be deemed to have granted to Seller a non-exclusive, perpetual, irrevocable, worldwide, royalty-free license rights to any Developed Materials in order for Seller to use, sell, or transfer in any manner whatsoever.

         9.2.7 Seller's Inability to Deliver. In the event that Seller can no longer provide the Products to Buyer due to Seller's bankruptcy, insolvency, or Seller otherwise ceasing to conduct its operations, Seller shall provide Buyer with non-exclusive, perpetual, irrevocable, worldwide, royalty-free license rights to any intellectual property owned by Seller necessary for the production of the Products. Seller shall provide to Buyer all information, designs, and documentation required to produce the Products, including, but not limited to,

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         design, assembly, test, and manufacturing documentation, test equipment, electronic files, software source code and executables, programming equipment, and any other Components required to produce the Products. These Components shall be provided by Seller to Buyer in a timely manner and at a reasonable cost.

         9.2.8 Buyer's License for Improvements. Except as otherwise provided in Sections 9.2.1 and 9.2.4, Seller hereby grants to Buyer, and Buyer hereby accepts, a non-exclusive world-wide, fully-paid, unrestricted right and license to make, have made, use and/or sell any product incorporating any modifications, enhancements or changes to the Product, or the process by which it is manufactured and assembled, developed by the Seller during the term of this Agreement. This license will include the right of the Buyer to grant sub-licenses to third parties.

         9.2.9 Employee Agreements. Seller represents and warrants to the Buyer that all of Seller's employees or consultants performing services relating to this Agreement have executed agreements with the Seller pursuant to which such employees or consultants have agreed to assign to Minnetronix, Inc., any inventions of such employees or consultants without being paid any additional consideration.

10.0     TRADEMARKS

10.1 Use of Trademarks. Buyer hereby grants to Seller a nonexclusive, nontransferable and royalty-free right and license to use any Buyer trademarks designated by Buyer in connection with the packaging of the Products for shipment to Buyer for so long as such trademarks are used by Seller in accordance with the Buyer's standards, specifications and instructions, but in no event beyond the term of this Agreement. Seller will acquire no right, title or interest in such Buyer trademarks other than the foregoing limited license, and Seller will not use any Buyer trademarks as part of Seller's corporate or trade name or permit any third party to do so.

10.2 Markings. Seller will at all times appropriately mark the Products with Buyer's trademarks in accordance with instructions from Buyer. 10.3 Termination of Use. Seller acknowledges Buyer's proprietary rights in and to Buyer's trademarks and any trade names applied by Buyer to the Products, and Seller hereby waives in favor of Buyer all rights to any trademarks, trade names and logotypes now or hereafter originated by Buyer. Seller will not adopt, use or register any words, phrases or symbols that are identical to or confusingly similar to any of Buyer's trademarks. Upon termination of this Agreement, Seller will cease and desist from use of Buyer's trademarks in any manner.

11.0     TERMS AND TERMINATION.

11.1 Term. This Agreement shall commence upon its execution and shall continue for a period of three years and shall automatically renew for additional periods of one year unless it is terminated as provided herein.

11.2 Termination for Cause. In the event of a breach of a material term of this Agreement by either party, the other party may, upon not less than (90) days prior written notice to the party in breach, terminate this Agreement unless the breach is cured prior to the end of the notice period. A breach of a material term shall include, without limitation, the following:

          a) Components and/or Products delivered to Buyer by Seller do not conform to the applicable Specification at the time of such delivery, and Seller does not operate in good faith to reasonably cure such non-conformance;

          b) Buyer fails to make payment to Seller for Products on a timely basis;

          c) Buyer fails to accept delivery of Products according to the agreed upon delivery schedule; or

          d) Seller fails to make deliveries of Products within 30 days of delivery date due to reasons within Seller's sole control.

11.3 Termination of Right. Notwithstanding the foregoing, if Seller or Buyer ceases to conduct its operations in the normal course of business (including an inability to meet its obligations as they mature), or if any proceeding under the bankruptcy or insolvency laws are brought by or against Seller or Buyer or if a receiver is appointed to or applied for by Seller or Buyer, the other party may terminate this Agreement and/or any Purchase Orders upon such event without liability, except for deliveries previously made or for Products ordered and covered by this Agreement which are completed or in process at the time of termination and subsequently delivered in accordance with the terms of this Agreement.

11.4 Termination for Convenience.

         11.4.1 Buyer's Termination for Convenience. Buyer may upon twelve (12) months written notice to Seller terminate this Agreement for Buyer's convenience; provided that such termination shall not affect any outstanding Purchase Orders. The Agreement shall be non-cancelable for convenience for a period of 24 months after the Effective Date.
         11.4.2 Seller's Termination for Convenience. Seller may discontinue supply of any Product under this Agreement by giving Buyer twelve (12) months prior written notice provided that Buyer shall have the option to purchase up to a "lifetime" supply of the Product at the then-current Product revision level for delivery within such twelve
         (12) month period.

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11.5 Effect of Termination. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, shall so survive the expiration and/or termination of this Agreement, including, without limitation, the entirety of Sections 8.0, 9.0, 10.0 and 11.0. A party's right to terminate this Agreement shall be without prejudice to any other remedies available to such party at law or in equity. In the event of notification of termination of the Agreement, Buyer's and Seller's obligations under this Agreement shall continue without interruption through the date of termination.

12.0 MISCELLANEOUS

12.1 Amendment. No amendment or modification of this Agreement shall be binding upon Buyer or Seller unless set forth in a written instrument signed by Buyer and Seller.

12.2 Governing Law; Litigation Costs. This Agreement will be governed by, interpreted and construed in accordance with the laws of Minnesota, without giving effect to the principles of conflicts of laws.

12.3 Assignment. Neither party will have the right to assign, subcontract or otherwise transfer its rights and obligations under this Agreement without the prior written consent of the other party; provided that either party may assign any or all of its rights and obligations under this Agreement to any successor in interest of all or substantially all of the business of such party by merger, operation of law, assignment, purchase or otherwise. Any prohibited assignment will be null and void. All terms and conditions of this Agreement will be binding on and inure to the benefit of the successors and permitted assigns of the parties.

12.4 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party will be acting as an independent contractor.

12.5 Waiver. No party will be deemed to have waived the right to take any action or assert any claim under this Agreement by failing to take the action or assert the claim, even though the circumstances giving rise to the action or claim have been continuing or repeating. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

12.6 Severability. In the event that any of the terms of this Agreement are in conflict with any rule of law or statutory provision or otherwise unenforceable under the laws or regulations of any government or its subdivision, the terms will be deemed to be stricken from this Agreement. The invalidity or unenforceability of these terms will not invalidate any of the other terms of this Agreement. Should such provision be considered by either party to be an essential element of this Agreement, the parties hereto agree to negotiate a new, applicable provision in good faith.

12.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original. The first counterpart shall be the general terms and conditions governing the relationship of the Parties including but not limited to Projects, Products, Payment, Confidences, and Ownership and Use Rights; the second counterpart being individually agreed upon Product or Service addendum. Addenda to which the Parties agree shall be affixed to this first counterpart as exhibits. The addendum for any given Product or Service shall specifically govern the relationship of the Parties as it pertains to its subject matter, an agreement for Product or Service.

12.8 Notices. Any notice, request, instruction or other document permitted or required to be given under this Agreement will be deemed sufficient if given in writing by facsimile, courier or by registered or certified mail, postage prepaid, return receipt requested, addressed to the respective addresses of the parties set forth below or at such other address as the respective parties may designate by like notice from time to time. Notices so given will be effective upon receipt by the party to which notice is given (which, in the instance of a facsimile, shall be deemed to have occurred at the time that the machine transmitting the facsimile verifies a successful transmission of the facsimile). All notices shall not be effective unless first received by the noticed Party at the following addresses:


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If to Seller to:                    MINNETRONIX, INC

                                    Attn: Jonathan D. Pierce

                                    1635 ENERGY PARK DRIVE

                                    ST PAUL, MN 55108



If to Buyer to:                     POSSIS MEDICAL, INC.

                                    Attn:  Robert J. Scott

                                    9055 EVERGREEN BOULEVARD NW

                                    MINNEAPOLIS, MN 55433

12.9     Insurance.
     12.9.1 Seller agrees to obtain and maintain the following minimum insurance coverages and limits:

  (a)  Worker's Compensation: Statutory limits in each state in which Seller is required to provide Worker's Compensation coverage.

  (b)  Employer's Liability:  $100,000.

  (c)  Comprehensive General
       Liability:             $2,000,000 per occurrence excluding completed
                              products and completed operations.

     12.9.2 Buyer agrees to obtain and maintain the following minimum insurance coverages and limits:

  (a)  Worker's Compensation: Statutory limits in each state in which Buyer is required to provide Worker's Compensation coverage.

  (b)  Employer's Liability:  $100,000.

  (c)  Comprehensive General
       Liability:             $2,000,000 per occurrence including completed
                              products and completed operations.


  (d)  Product Liability
       Insurance:             Appropriate and adequate for Products naming
                              Seller as Additional Insured on a primary basis.

(c) Seller is responsible for any theft, loss, or damage to Buyer-owned property for which Seller is legally liable.

(d) Buyer shall provide Seller with a copy of Buyer's certificate of insurance indicating that Seller is named as an Additional Insured on a primary basis. Buyer assumes responsibility, except as specified above, for any theft, loss, or damage, including ordinary wear and tear, to Buyer-owned property regardless of location, upon its delivery to Seller or its manufacture or acquisition by Seller on Buyer's behalf. This includes, but is not limited to, equipment, materials, parts, assemblies, work in process, finished goods, returned goods, data, documentation, tooling, and any other property of Buyer.

12.10 Subcontract Management. Seller is responsible for the management of its subcontractors, suppliers, and/or vendors at its sole discretion.

12.11 Personnel Assignment. Seller reserves the right to assign, or reassign personnel at its sole discretion.

12.12 Location of Work. All work will principally be performed at Seller's facility.

12.13 Public Announcement. Seller shall hereby be granted permission to make public announcement concerning the execution or performance of this Agreement provided that the announcement is limited to the existence of a formal relationship between the parties and the general nature of that relationship. Additionally, Seller may publicly disclose that Buyer is a customer of Seller. After public announcement of the existence of the Products, Seller may publicize its involvement with the Products. This includes adding Buyer to its customer list as well as publishing or otherwise disclosing pictures, likenesses, and/or information about the Products via electronic, printed, or other media.

12.14 Force Majeure. If performance of this Agreement, or of any obligation hereunder, is prevented, restricted or interfered with by any act or condition beyond the reasonable control of the party affected thereby, including without limitation, fire or other casualty or accident; strikes or labor disputes; war,

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terrorist attacks or other violence; any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental or intergovernmental agency or body, the party so affected shall be excused from such performance to the extent of such prevention, restriction or interference. If such force majeure prevents or delays the performance of Seller hereunder, Buyer and Seller shall extend the Agreement for a period of time equal to the period of force majeure suffered by Seller.

12.15 Arbitration and Dispute Resolution. The parties shall use all reasonable efforts and negotiate in good faith to resolve any dispute, controversy, or claim arising out of or in connection with this Agreement. If the parties are unable, notwithstanding such good faith negotiation, to settle the matter in controversy, the parties shall submit such unresolved disputes to binding arbitration in accordance with the then current commercial arbitration rules of the International Institute For Conflict Prevention and Resolution (CPR). The parties agree that any arbitration will take place in St. Paul, Minnesota. The prevailing party in any such arbitration or in any judicial enforcement thereof shall be entitled to its reasonable attorneys' fees and arbitration costs in addition to any other amount of recovery ordered by such arbitrator or court.

12.16 Taxes. Pricing stated in Exhibits shall be exclusive of any federal, state, or local excise, sales, use or other applicable taxes. Any such costs and taxes shall be the responsibility of Buyer.

12.17 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. 12.18 Injunctive Relief; Attorneys' Fees; Quantum Meruit. Each party shall be entitled to seek injunctive relief in any court of competent jurisdiction in addition to any other remedy at law or in equity in the event of a breach of this Agreement without the necessity of proving actual damages or posting any bond. In the event of any legal action or proceeding arising out of or resulting from this Agreement, the prevailing party shall also be entitled to recover its reasonable attorneys' fees and litigation costs thereby incurred. Nothing in these terms and conditions is intended to prejudice the right of a Party to recovery in Quantum Meruit for the value of services rendered to the Other Party.

12.19 Document Requests. Each party shall make available such records to the other party for such lawful purpose as such other party may reasonably request in writing and shall notify such other party in writing of its intention to destroy any such documents.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date first written above.



POSSIS MEDICAL, INC.                         MINNETRONIX, INC.

By:                                          By:
         ----------------------------            -----------------------------
Name:                                        Name:
      -------------------------------              ---------------------------
Title:                                       Title:
         ----------------------------              ---------------------------
Date Signed:                                 Date Signed:
             ------------------------                     --------------------


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